Exhibit 4.5

RESTRICTED STOCK GRANT AGREEMENT

UNDER THE

ESCHELON TELECOM, INC. 2002 STOCK INCENTIVE PLAN

This Restricted Stock Grant Agreement (the “Agreement”) evidences the award of restricted shares of the Common Stock of the Company (each, an “Award Share,” and collectively, the “Award Shares”) granted to                                     (the “Employee”) by Eschelon Telecom, Inc., a Delaware corporation (the “Company”), effective as of                           ,                (the “Grant Date”), pursuant to the Eschelon Telecom, Inc. 2002 Stock Incentive Plan (the “Plan”), is and conditioned upon the Employee’s agreement to the terms described below.  All of the provisions of the Plan are expressly incorporated into this Agreement.

1.                                       Grant of Award Shares.  The Employee is granted, and the Company has transferred to the Employee,                                  (                      ) Award Shares under this Agreement.

2.                                       Terminology.  All capitalized words that are not defined in this Agreement have the meanings ascribed to them in the Plan.  For purposes of this Agreement, the terms below have the following meanings:

(a)                                  “Company” includes Eschelon Telecom, Inc. and its Affiliates, except where the context otherwise requires.

(b)                                 “Restricted Shares” means Award Shares that are not vested as provided in Section 3 on the relevant date.

(c)                                  “Stockholders’ Agreement” means the Fourth Amended and Restated Stockholders Agreement, dated as of June 27, 2002, as may be amended or replaced from time to time.

3.                                       Vesting.

(a)                                  The Award Shares vest and become nonforfeitable in accordance with the vesting schedule below, so long as the Employee is in the continuous employ of, or in a service relationship with, the Company from the Grant Date through the applicable date upon which vesting is scheduled to occur:

(i)                                     20% of the Award Shares vest and become nonforfeitable on the Grant Date, and

(ii)                                  20% of the Award Shares vest and become nonforfeitable in equal installments on each subsequent anniversary of the Grant Date through the fourth anniversary of the Grant Date.

The extent to which the Award Shares are vested and nonforfeitable as of a particular vesting date, determined based on the total number of Award Shares specified in Section 1 of this Agreement, is rounded down to the nearest whole share.  However, vesting is rounded up to the nearest whole share on the second anniversary of the Grant Date. The Employee will not vest in any Award Shares after the Employee ceases to be in either an employment or other service relationship with the Company.

4.                                       Termination of Employment or Service.  If the Employee ceases to be employed by, or in a service relationship with, the Company for any reason, all Restricted Shares, after giving effect to the provisions of Section 3 of this Agreement, will be immediately forfeited to the Company upon such cessation for no consideration.

5.                                       Restrictions on Transfer.

(a)                                  Restricted Shares may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

(b)                                 The Employee represents and warrants to the Company as follows:

(i)                                     The Employee will hold the Award Shares for investment for his account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)                                  The Employee understands that the Award Shares have not been registered under the Securities Act by reason of a specific exemption therefrom and that the Award Shares must be held indefinitely, unless they are subsequently registered under the Securities Act or the Employee obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.  The Employee further acknowledges and understands that the Company is under no obligation to register the Award Shares.

(iii)                               The Employee is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions, including without limitation the availability of certain current public information about the issuer, the resale occurring only after the holding period required by Rule 144 has been satisfied, the sale occurring through an unsolicited “broker’s transaction,” and the amount of securities being sold during any three month period not exceeding specified limitations.  The Employee acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company has no plans to satisfy these conditions in the foreseeable future.

(iv)                              The Employee will not sell, transfer or otherwise dispose of the Award Shares in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules promulgated thereunder, including Rule 144 under the Securities Act.  The Employee agrees that he will not dispose of the Award Shares unless and until he has complied with all requirements of this Agreement applicable to the disposition of Award Shares and he has provided the Company with written assurances, in substance and form satisfactory to the Company, that (A) the proposed disposition does not require registration of the Award Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken and (B) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Award Shares under state securities law.

(v)                                 The Employee has been furnished with, and has had access to, such information as he considers necessary or appropriate for deciding whether to invest, including by way of performing services for the Company, in the Award Shares, and the Employee has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Award Shares.

(vi)                              The Employee is aware that his investment in the Company is a speculative investment which has limited liquidity and is subject to the risk of complete loss.  The Employee is able, without impairing his financial condition, to hold the Award Shares for an indefinite period and to suffer a complete loss of his investment in the Award Shares.

(c)                                  Regardless of whether the offer or sale of the Award Shares have been registered or qualified under the Federal or state securities laws, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of the Award Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

(d)                                 The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Award Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.

6.                                       Agreement by Employee to Execute Other Agreements.  The Employee hereby agrees to execute, as a condition precedent to the issuance of the Award Shares and at any time thereafter as may reasonably be requested by the Administrator, a Stock Restriction Agreement, substantially in the form, and containing the terms and provisions, of the Stock Restriction Agreement attached hereto, the Stockholders’ Agreement, also attached hereto, with respect to any Award Shares acquired by the Employee pursuant to this Agreement, and a “Non-Competition Agreement” in the form as the Company may require.

7.                                       Stock Certificates.

(a)                                  The stock certificates evidencing the Award Shares shall be registered on the Company’s books in the name of the Employee as of the Grant Date.  Physical possession or custody of such stock certificates shall be retained by the Company until such time as the shares are vested and, thereafter, the Company shall either issue and deliver to the Employee one or more certificates in the name of the Employee for that number of shares purchased by the Employee, hold such share certificates in escrow until the underlying shares may be transferred freely without restriction, or provide for uncertificated, book entry issuance of those shares.  The Employee shall deliver to the Company a stock power in the form as attached hereto, endorsed in blank, with respect to any Restricted Shares.  All regular cash dividends on Restricted Shares (or other securities at the time held in escrow) shall be paid directly to the Employee and shall not be held by the Company.

(b)                                 The stock certificate evidencing the Award Shares shall bear a legend restricting transferability of such shares and referencing any applicable Stock Restriction Agreement, unless such Award Shares are registered or an exemption from registration is available under applicable federal and state law.  If required by the authorities of any state in connection with the issuance of the Award Shares, the legend or legends required by such state authorities shall also be endorsed on all such certificates.

8.                                       Market Stand-Off Agreement.  The Employee agrees that following the effective date of a registration statement of the Company filed under the Securities Act, the Employee, for the duration specified by and to the extent requested by the Company and an underwriter of Common Stock or other securities of the Company, shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case during the seven days prior to and the 180 days after the effectiveness of any underwritten offering of the Company’s equity securities (or such longer or shorter period as may be requested in writing by the managing underwriter and agreed to in writing by the Company) (the “Market Stand-Off Period”), except as part of such underwritten registration if otherwise permitted.  In addition, the Employee agrees to execute any further letters, agreements and/or other documents requested by the Company or its underwriters which are consistent with the terms of this Section 8.  The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Stand-Off Period.

9.                                       Tax Election and Tax Withholding.

(a)                                  The Employee hereby acknowledges that he has been advised by the Company to seek independent tax advice regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and that any such election, if made, must be made within 30 days of the Grant Date.  The Employee is not relying on the Company or any of its officers, directors or employees for tax advice regarding this award.  The Employee expressly acknowledges that he is solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company.

(b)                                 The Company or any Affiliate shall have the right to deduct from any compensation or any other payment of any kind (including withholding the issuance of shares of Common Stock) due the Employee the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant or vesting of the Award Shares in whole or in part; provided, however, that the value of the shares of Common Stock withheld may not exceed the statutory minimum withholding amount required by law.  In lieu of such deduction, the Company may require the Employee to make a cash payment to the Company or an Affiliate equal to the amount required to be withheld.  If the Employee does not make such payment when requested, the Company may refuse to issue any Common Stock certificate under this Agreement until arrangements satisfactory to the Administrator for such payment have been made.

10.                                 Adjustments for Corporate Transactions and Other Events.

(a)                                  Stock Dividend, Stock Split and Reverse Stock Split.  Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that constitute Restricted Shares shall, without further action of the Board, be adjusted to reflect such event.  The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares with respect to the Award Shares as a result of the stock dividend, stock split or reverse stock split.

(b)                                 Binding Nature of Adjustments.  Adjustments under this Section 10 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.  No fractional Award Shares will result from any such adjustments.

(c)                                  Binding Nature of Agreement.  The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by the Employee in exchange for, or by virtue of the Employee’s ownership of, the Award Shares, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution or other reclassification of the Common Stock of the Company, except as otherwise determined by the Administrator.  If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

11.                                 Confidential Information.  In consideration of the Award Shares granted to the Employee pursuant to this Agreement, the Employee agrees and covenants that, except as specifically authorized by the Company, the Employee will keep confidential any trade secrets or confidential or proprietary information of the Company which are now or which hereafter may become known to the Employee as a result of the Employee’s employment by or other service relationship with the Company, and shall not at any time, directly or indirectly, disclose any such information to any person, firm, Company or other entity, or use the same in any way other than in connection with the business of the Company, at all times during and after the Employee’s employment or other service relationship.  The provisions of this Section 11 shall not narrow or otherwise limit the obligations and responsibilities of the Employee set forth in any agreement of similar import entered into between the Employee and the Company.

12.                                 Continuation of Existing Non-Compete Agreements.  In consideration of the Award Shares granted to the Employee pursuant to this Agreement, any Employee who executed a Non-Competition Agreement in connection with any earlier grant of options by the Company (regardless of whether such options have been terminated or not) (each an “Existing Non-Competition Agreement”) does hereby agree and covenant, that notwithstanding the cancellation of such prior options, such Existing Non-Competition Agreement (including all of the terms and conditions contained therein) shall remain in full force and effect and valid and enforceable.

13.                                 Non-Guarantee of Employment or Service Relationship.  Nothing in the Plan or this Agreement shall alter the at-will or other employment status or other service relationship of the Employee, nor be construed as a contract of employment or service relationship between the Company and the Employee, or as a contractual right of Employee to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge the Employee at any time with or without cause or notice and whether or not such discharge results in the failure of any Award Shares to vest or any other adverse effect on the Employee’s interests under the Plan.

14.                                 Rights as Stockholder.  Except as otherwise provided in this Agreement with respect to the Restricted Shares, the Employee shall be entitled to all rights of a stockholder of the Company, including the right to vote the shares and receive dividends and/or other distributions declared on the Award Shares.

15.                                 The Company’s Rights.  The existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

16.                                 Employee.  Whenever the word “Employee” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, or another permitted transferee, if any, the word “Employee” shall be deemed to include such person.

17.                                 Notices.  All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to the Employee at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

18.                                 Entire Agreement.  This Agreement, including all agreements incorporated herein by reference, contains the entire agreement between the parties with respect to the Award Shares granted hereunder.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Award Shares granted hereunder shall be void and ineffective for all purposes.

19.                                 Amendment.  This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Award Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

20.                                 Conformity with Plan.  This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern.  A copy of the Plan is provided to you with this Agreement.

21.                                 Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions.  Any suit with respect hereto will be brought in the federal or state courts in the districts which include the city and state in which the principal offices of the Company are located, and the Employee hereby agrees and submits to the personal jurisdiction and venue thereof.

22.                                 Headings.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

ESCHELON TELECOM, INC.

By:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and the Plan and agrees to be bound by all of the provisions set forth in such documents.

EMPLOYEE

Date:

Enclosures:	Stock Restriction Agreement
Stockholders’ Agreement
Form of Stock Power
Eschelon Telecom, Inc. 2002 Stock Incentive Plan

STOCK POWER

FOR VALUE RECEIVED, the undersigned,                                 , hereby sells, assigns and transfers unto Eschelon Telecom, Inc., a Delaware corporation (the “Company”), or its successor,                         shares of common stock, par value $               per share, of the Company standing in my name of the books of the Company, represented by Certificate No.                      , which is attached hereto, and hereby irrevocably constitutes and appoints                                                                                      as my attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

WITNESS:

Name (print)	Name:

Date:

IMPORTANT TAX INFORMATION

INSTRUCTIONS REGARDING SECTION 83(b) ELECTIONS

1.              An 83(b) Election is Irrevocable.

2.              An 83(b) Election Form must be filed with the Internal Revenue Service within 30 days of the date the restricted property is transferred to you; no exceptions to this rule are made.

3.              You must provide a copy of the 83(b) Election Form to the corporate secretary or other designated officer of the company that granted the restricted property.  This copy should be provided to the company at the same time that you file your 83(b) Election Form with the Internal Revenue Service.

4.              In addition to making the filing under Item 2 above, you must attach a copy of your 83(b) Election Form to your tax return for the taxable year in which you received the restricted property.

5.              If you make an 83(b) Election and later forfeit the restricted property, you will not be entitled to an ordinary income deduction with respect to the gross income you recognized under the 83(b) Election.  Any loss upon forfeiture will, however, be able to recognize a capital loss.

6.              You must consult your personal tax advisor before making an 83(b) Election.  The attached election forms are intended as samples only, they must be tailored to the taxpayer’s circumstances and may not be relied upon without consultation with a personal tax advisor.

SECTION 83(b) ELECTION FORM

Election Pursuant to Section 83(b) of the Internal Revenue Code to Include Property in Gross Income in Year of Transfer

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.                                       The name, address, and taxpayer identification number of the undersigned are:

2.                                       The property with respect to which the election is made is                        shares of Common Stock, par value [$.01] per share, of Eschelon Telecom, Inc., a Delaware corporation (the “Company”).

3.                                       The date on which the property was transferred was                                     , the date on which the taxpayer received the property pursuant to a grant of restricted stock.

4.                                       The taxable year to which this election relates is calendar year 20      .

5.                                       The property is subject to restrictions in that the property is not transferable and is subject to a substantial risk of forfeiture until the taxpayer vests in the property.  The taxpayer will vest in equal one-fifth (1/5) installments of the property on the original grant sate and each anniversary thereof occurring in 2004, 2005, 2006 and 2007, provided the taxpayer is in the employ of the Company as of each such date.

6.                                       The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $                      per share; with a cumulative fair market value of $                         .  The taxpayer did not pay any amount for the property transferred.

7.                                       A copy of this statement was furnished to the Company, for whom taxpayer rendered the services underlying the transfer of such property.

8.                                       This election is made to the same effect, and with the same limitations, for purposes of any applicable state statute corresponding to Section 83(b) of the Internal Revenue Code.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner of Internal Revenue.

Signed:

Date:

Letter for filing §83(b) Election Form

[Date]

CERTIFIED MAIL

RETURN RECEIPT REQUESTED

Internal Revenue Service Center

(the Service Center to which individual income tax return is filed)

Re:                             83(b) Election of

Social Security Number:

Dear Sir/Madam:

Enclosed is an election under §83(b) of the Internal Revenue Code of 1986 with respect to certain shares of stock of Eschelon Telecom, Inc. that were transferred to me on                               , 2003.

Please file this election.

Sincerely,

cc: Corporate Secretary of Eschelon Telecom, Inc.